Exhibit 10.2

Sunstone Hotel Investors, Inc.

Restricted Stock Award Certificate

Name of Grantee

Total Number of Shares of Restricted Stock Granted
Grant Date
Stock Price on Grant Date

This Certificate and the attached Restricted Stock Award Agreement confirm the grant under the Sunstone Hotel Investors, Inc. 2004 Long-Term Incentive Plan to the above-named Grantee of the amount of Restricted Stock set forth above. This Certificate merely evidences such grant and does not constitute property of any nature or type or confer any additional rights. This grant is subject in all respects to the applicable terms of the Plan and the Restricted Stock Award Agreement attached hereto, which are incorporated by reference in this Certificate. A copy of the Plan may be obtained at no cost by contacting the Corporate Secretary.

This Restricted Stock award will vest in accordance with the Schedule below. Shares of Restricted Stock that are included in this award may not be transferred by the Grantee prior to vesting and shall be forfeited by the Grantee upon the Grantee’s Termination of Employment, as defined in the Plan, prior to vesting for any reason other than death or disability.

Vesting Date	Percentage (%) of Restricted Stock With Respect to Which Grantee Is Vested
Date of the Company’s 2005 Annual Stockholders Meeting	100.0%

Additional Provisions:

Any tax withholding obligations relating to this Restricted Stock award shall be satisfied by the Company’s withholding shares of Restricted Stock, having a Fair Market Value, as defined in the Plan, equal to the amount of the tax to be withheld.

If an executed copy of this Award Certificate is not returned to the Company by March 1, 2005 the grant of shares of Restricted Stock hereunder shall be null and void, unless the Company determines, in its sole discretion, that any delay was for good cause.

By:
Name:
Title: